Exhibit 10.1

AGREEMENT AND GENERAL RELEASE OF CLAIMS

This Agreement and General Release of Claims (“Release Agreement”) is entered into as of this 27th day of October, 2010 (the “Effective Date”), by and between Steven J. Klinger (the “Executive”) and Smurfit-Stone Container Corporation and its subsidiaries (collectively, the “Company”).

WHEREAS, the Company and the Executive are parties to that certain Amended and Restated Employment Agreement of Steven J. Klinger that became effective as of June 30, 2010 (the “Employment Agreement”), which requires that the Executive execute and return to the Company an enforceable waiver and release agreement in a form acceptable to the Company in order to receive certain separation benefits under the Employment Agreement;

WHEREAS, the Company and the Executive are parties to that certain Amended and Restated Executive Retirement Agreement of Steven J. Klinger that became effective as of June 30, 2010 (the “Retirement Agreement”);

WHEREAS, the Company and the Executive are parties to that certain restricted stock unit award agreement and that certain stock option award agreement that were issued to the Executive in accordance with Section 3(c) of the Employment Agreement and the Company’s plan of reorganization in its Chapter 11 bankruptcy cases (the “Chapter 11 Cases”) (collectively, the “Emergence Equity Grant Agreements”);

WHEREAS, the Executive and the Company have agreed that the Executive shall separate from his employment with the Company effective as of December 31, 2010; and

WHEREAS, pursuant to the terms and conditions of the Employment Agreement, the Company and the Executive desire to enter into this Release Agreement to, among other things, set forth the terms of a release of claims against the Company by the Executive.

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Executive and the Company agree as follows:

1.                                       The Executive’s Separation from Employment.  The Company and the Executive acknowledge and agree that (a) the Executive shall separate from his employment and from all officer positions with the Company and its affiliates, effective as of the close of business on December 31, 2010 (the “Separation Date”); and (b) the Executive hereby resigns from, and no longer shall serve as a member of, the Company’s Board of Directors (the “Board”) effective as of the Separation Date, in each case subject to any acceleration of the Separation Date pursuant to Section 2 of this Release Agreement.  The Company and the Executive agree that upon the Separation Date, the Executive will incur a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and Treasury Regulation §1.409A-1(h) for purposes of the Employment Agreement, the Retirement Agreement and this Release Agreement.

2.                                       Transition Period.  Subject to the terms of this Release Agreement and provided that the Executive complies with this Release Agreement and does not revoke it pursuant to Section 9 herein, and complies with his obligations under the Employment Agreement, the Executive shall remain employed by the Company as its President and Chief Operating Officer at his current base salary from the Effective Date through the Separation Date, subject to, and in accordance with, the provisions of this Release Agreement and the Employment Agreement (including without limitation, the Company’s right to terminate the Executive’s employment prior to the Separation Date pursuant to Section 4(a) of the Employment Agreement).

3.                                       Supplemental General Release Agreement.  The Executive agrees to execute the Supplemental General Release Agreement (“Supplemental Release Agreement”) attached hereto as Exhibit A within 21 calendar days after (but not before) the Separation Date in consideration of the Company’s undertakings in this Release Agreement and the Employment Agreement.

4.                                       Payments and Benefits Due to the Executive.  The Company and the Executive acknowledge and agree that, subject to the terms and conditions of this Release Agreement and the Employment Agreement, and provided that the Executive signs and returns this Release Agreement to the Company within 21 calendar days after his receipt thereof, signs and returns the Supplemental Release Agreement to the Company as set forth in Section 3 above, complies with this Release Agreement and the Employment Agreement (including without limitation his post-employment obligations set forth in Sections 2(d), 8 and 9 of the Employment Agreement), and does not revoke this Release Agreement or the Supplemental Release Agreement in accordance with their respective terms, the Executive shall receive, subject to the terms of this Release Agreement and the applicable provisions of the Employment Agreement, the payments and other benefits set forth in Exhibit B of this Release Agreement, which is incorporated in, and a part of, this Release Agreement.  The Executive acknowledges and agrees that the amounts and benefits set forth in Exhibit B hereto include all of the payments and benefits that the Executive would be entitled to receive under the Employment Agreement in connection with his separation of employment from the Company and that such payments and benefits shall be made or provided (as applicable) at such time(s) as set forth in, and otherwise in accordance with, the applicable provisions of the Employment Agreement (including, without limitation, Sections 3(h) and 10 thereof), the Emergence Equity Grant Agreements, the Retirement Agreement and/or the Company’s 2010 Management Incentive Plan (“2010 MIP”) (each as applicable).  Notwithstanding anything to the contrary in this Release Agreement or the Employment Agreement, the Executive acknowledges and agrees that he shall not be entitled to receive the payments and other benefits set forth in this Release Agreement or Section 7(c) of the Employment Agreement if (a) prior to December 31, 2010, notice is given of the termination of the Executive’s employment for Cause or of the Executive’s resignation from his employment without Good Reason (each as defined in the Employment Agreement); (b) he does not sign and return this Release Agreement and the Supplemental Release Agreement as set forth herein; (c) he signs and then later revokes either of them in accordance with their respective terms; or (d) he fails to comply with his obligations under this Release Agreement or the Employment Agreement.  All amounts paid pursuant to this Release Agreement shall be reduced by required or authorized withholding and deductions.

5.                                       Release of Claims.  The Executive, on behalf of himself and anyone claiming through him or on his behalf, agrees to release and hereby releases the Company and the other

Released Parties (as defined in Section 6 below) with respect to any and all claims, whether currently known or unknown, that the Executive now has, has ever had, or may ever have against any of the Released Parties arising from or related to any agreement, act, omission, or thing occurring or existing at any time prior to or on the date on which Executive signs this Release Agreement.  Without limiting the generality of the foregoing, the claims released by the Executive hereunder include, but are not limited to:

(a)                                  all claims for or related in any way to the Executive’s employment, compensation (including without limitation, any incentive bonus compensation), other terms and conditions of employment, or separation from employment with the Company or removal from any and all officer and board of directors positions with any of the Released Parties, including without limitation all claims that the Executive has or could have asserted in the Company’s Chapter 11 Cases or pursuant to any agreement (as amended from time to time) between the Executive and the Company that was effective prior to the commencement of the Chapter 11 Cases;

(b)                                 all claims that were or could have been asserted by the Executive or on his behalf: (i) in any federal, state, or local court, commission, or agency; (ii) under any common law theory; or (iii) under any employment, contract, tort, federal, state, or local law, regulation, ordinance, or executive order; and

(c)                                  all claims that were or could have been asserted by Executive or on his behalf arising under any of the following laws, as amended from time to time:  the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, Employee Retirement Income Security Act, the Family and Medical Leave Act of 1993, United States Bankruptcy Code, the Illinois Human Rights Act, the Cook County and Chicago Human Rights Ordinances, the Georgia Fair Employment Practices Act of 1978 and the Missouri Human Rights Act.

Notwithstanding the foregoing, this release does not apply to any claims by the Executive (x) to enforce this Release Agreement, the Retirement Agreement, or the Emergence Equity Grant Agreements, or (y) for vested benefits that the Executive is otherwise entitled to under any tax-qualified retirement plans or other employee benefit arrangements, in accordance with the terms of those plans or arrangements.

6.                                       Released Parties.  The term “Released Parties” as used herein includes the Company and its divisions, subsidiaries, affiliates, joint ventures and other related entities, and each of their respective past, present, and future directors, officers, agents, employees, and attorneys and the respective predecessors, successors, reorganized entities and assigns of each of the foregoing individuals and entities, including without limitation in connection with the Chapter 11 Cases.

7.                                       No Other Proceedings Initiated.  The Executive represents and warrants that: (a) he has not filed or initiated any legal, equitable, administrative, or other proceeding(s) against any of the Released Parties; (b) no such proceeding(s) have been initiated against any of the Released Parties on his behalf; (c) he is the sole owner of the actual or alleged claims, demands, rights, causes of action, and other matters that are released in this Release Agreement; (d) the same have not been transferred or assigned or caused to be transferred or assigned to any other person, firm, corporation or other legal entity; and (e) he has the full right and power to grant, execute, and deliver the releases, undertakings, and agreements contained in this Release Agreement.  Without limiting or otherwise affecting any provision of this Release Agreement, the Executive further represents and warrants that he has not had, and currently does not have, any federal, state or local discrimination, workers’ compensation, or other claims of any kind against any of the Released Parties.

8.                                       No Further Recovery.  The Executive acknowledges and agrees that he accepts the consideration offered herein and provided pursuant to the terms and conditions in the Employment Agreement (including without limitation under Section 7(c) thereof) as being in full accord, satisfaction, compromise and settlement of any and all claims or potential claims released in this Release Agreement, the Supplemental Release Agreement and in Section 20 of the Employment Agreement, and the Executive expressly agrees that he is not entitled to receive any further payments, benefits, or other compensation or recovery of any kind from the Company or any of the other Released Parties with respect to such released claims.  The Executive further agrees that in the event of any further proceedings whatsoever based upon any matter released herein, the Company and each of the other Released Parties will have no further monetary or other obligation of any kind to the Executive, including without limitation any obligation for any costs, expenses and attorneys’ fees incurred by or on behalf of the Executive.

9.                                       Age Discrimination Act Acknowledgments.  The Executive acknowledges that: (a) he has read and understands the terms and effect of this Release Agreement, and that this is the full, complete, and final release of all claims (as specified in Section 5 above) against the Released Parties through the date of his execution of this Release Agreement; (b) he releases and waives claims under this Release Agreement including those under the federal Age Discrimination in Employment Act, knowingly and voluntarily, in exchange for consideration in addition to anything of value to which he already is entitled; (c) he hereby is and has been advised that he should have his attorney review this Release Agreement before signing it; (d) he has had twenty-one (21) calendar days in which to consider whether to execute this Release Agreement; and (e) within seven (7) calendar days from the date on which the Executive signs this Release Agreement, he may, at his sole option, revoke the Release Agreement upon written notice to the Company’s General Counsel, Smurfit-Stone Container Corporation, Six CityPlace Drive, Creve Coeur, Missouri 63141.  This Release Agreement will not become effective until this seven-day revocation period has expired without any revocation by the Executive; and if the Executive revokes this Release Agreement, it shall be null and void.

10.                                 Non-Admission.  Nothing in this Release Agreement is intended to or will be construed as an admission by the Company or any of the other Released Parties that any of them violated any law, interfered with any right, breached any obligation or otherwise engaged in any improper or illegal conduct with respect to the Executive or otherwise.  Each of the Released Parties expressly denies any such illegal or wrongful conduct.

11.                                 Cancellation and/or Survival of Other Agreements.  The Executive and the Company acknowledge and agree that, notwithstanding any provision to the contrary in this Release Agreement:  (a) the Employment Agreement is hereby cancelled in its entirety, is null and void, and shall be of no further force or effect as of the Separation Date, provided that Sections 2(d), 3(h) and 6-23 (inclusive) of the Employment Agreement shall survive the termination of the Employment Agreement and the Executive’s separation from his employment, and further provided that the Executive shall remain subject to, and shall comply with, all such surviving provisions of the Employment Agreement in accordance with their terms; and (b) the Retirement Agreement and the Executive’s Emergence Equity Grant Agreements shall continue in full force and effect in accordance with their terms.

12.                                 Assignment.  This Release Agreement is enforceable by the Company and its Affiliates and may be assigned or transferred by the Company to, and shall be binding upon and inure to the benefit of, any parent, subsidiary or other Affiliate of the Company or any entity which at any time, whether by merger, purchase, or otherwise, acquires all or substantially all of the assets, stock or business of the Company (including, without limitation, any successor and/or reorganized entit(ies) of the Company or any of its Affiliates upon its emergence from bankruptcy).  The Executive may not assign this Release Agreement during his life.  Upon Executive’s death, this Release Agreement will inure to the benefit of the Executive’s heirs, legatees and legal representatives of the Executive’s estate.

13.                                 Severability.  Each provision of this Release Agreement will be interpreted so as to be effective and valid under applicable law.  If any provision of this Release Agreement is held invalid or unenforceable for any reason (after any such modification or limitation pursuant to the preceding sentence, as applicable), such provision will be ineffective only to the extent of such invalidity or unenforceability without invalidating the remainder of such provision or the remaining provisions of this Release Agreement.

14.                                 Entire Agreement, Amendment, and Non-Waiver.  Except as otherwise provided in Sections 2, 4 and 11 hereof, this Release Agreement embodies the entire agreement and understanding of the parties hereto with regard to the matters described herein and supersedes any and all prior and/or contemporaneous agreements and understandings, oral or written, between said parties regarding such matters.  This Release Agreement may be modified only in a written agreement signed by both the Executive and the Company’s authorized representative.  Any party’s failure to enforce this Release Agreement in the event of one or more events which violate this Release Agreement shall not constitute a waiver of any right to enforce this Release Agreement against subsequent violations.

15.                                 Notice, Forum Selection, Headings and Governing Law.  Any notices given pursuant to this Release Agreement shall be provided as set forth in Section 12 of the Employment Agreement (except as otherwise expressly set forth in Section 9 of this Release Agreement).  The parties hereby irrevocably consent to, and agree not to object or assert any defense or challenge to, the jurisdiction and venue of the state and federal courts sitting in Chicago, Illinois, and agree that any claim under this Release Agreement may be brought in any such court.  In any action or proceeding to enforce this Release Agreement, the non-prevailing party shall pay for any and all costs and expenses (including without limitation reasonable attorneys’ fees) of the prevailing party to the maximum extent permissible by applicable law.  The Section headings in this Release Agreement are for convenience of reference only and are not to be considered in the construction or interpretation of the provisions of this Release Agreement. This Release Agreement will be construed and interpreted in accordance with the internal laws of the State of Illinois, without regard to its conflict of laws rules.  In the event of a conflict between this Release Agreement and a surviving provision of the Employment Agreement, the terms of the Employment Agreement shall prevail.  In the event of a conflict between this Release Agreement and the Retirement Agreement, the Retirement Agreement shall prevail. In the event of a conflict between this Release Agreement and an Emergence Equity Grant Agreement, such Emergence Equity Grant Agreement shall prevail.

16.                                 Counterparts.  This Release Agreement may be executed in counterparts, each of which taken together will constitute one and the same instrument.

THE PARTIES STATE THAT THEY HAVE READ THE FOREGOING, THAT THEY UNDERSTAND EACH OF ITS TERMS, AND THAT THEY INTEND TO BE BOUND THERETO.

STEVEN J. KLINGER		SMURFIT-STONE CONTAINER
CORPORATION

/s/ Steven J. Klinger		By:	/s/ Ralph F. Hake

Date:	October 27th, 2010	Title:	Chairman

		Date:	October 27, 2010

EXHIBIT A

SUPPLEMENTAL GENERAL RELEASE AGREEMENT

This Supplement General Release Agreement (“Supplemental Release Agreement”) is entered into by and between Steven J. Klinger (the “Executive”) and Smurfit-Stone Container Corporation and its subsidiaries (collectively, the “Company”).  In consideration of the mutual promises herein and in the parties’ Agreement and General Release of Claims (“Release Agreement”) and that certain Amended and Restated Employment Agreement of Steven J. Klinger that became effective as of June 30, 2010 (the “Employment Agreement”), and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, Executive and the Company agree as follows:

1.                                       Release of Claims.  The Executive, on behalf of himself and anyone claiming through him or on his behalf, agrees to release and hereby releases the Company and the other Released Parties (as defined in the Release Agreement) with respect to any and all claims, whether currently known or unknown, that the Executive now has, has ever had, or may ever have against any of the Released Parties arising from or related to any agreement, act, omission, or thing occurring or existing at any time prior to or on the date on which Executive signs this Supplemental Release Agreement.  Without limiting the generality of the foregoing, the claims released by the Executive hereunder include, but are not limited to:  (a) all claims for or related in any way to the Executive’s employment, compensation, other terms and conditions of employment, or separation from employment with the Company or removal from any and all officer and board of directors positions with any of the Released Parties, including without limitation all claims that the Executive has or could have asserted in the Company’s Chapter 11 bankruptcy proceedings (“Chapter 11 Cases”) or pursuant to any agreement (as amended from time to time) between the Executive and the Company that was effective prior to the commencement of the Chapter 11 Cases; (b) all claims that were or could have been asserted by the Executive or on his behalf: (i) in any federal, state, or local court, commission, or agency; (ii) under any common law theory; or (iii) under any employment, contract, tort, federal, state, or local law, regulation, ordinance, or executive order; and (c) all claims that were or could have been asserted by Executive or on his behalf arising under any of the following laws, as amended from time to time:  the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, Employee Retirement Income Security Act, the Family and Medical Leave Act of 1993, United States Bankruptcy Code, the Illinois Human Rights Act, the Cook County and Chicago Human Rights Ordinances, the Georgia Fair Employment Practices Act of 1978 and the Missouri Human Rights Act.  Notwithstanding the foregoing, this release does not apply to any claims by the Executive (x) to enforce the Release Agreement, this Supplemental Release Agreement, the Retirement Agreement, or the Emergence Equity Grant Agreements, or (y) for vested benefits that the Executive is otherwise entitled to under any tax-qualified retirement plans or other employee benefit arrangements, in accordance with the terms of those plans or arrangements.

2.                                       No Other Proceedings Initiated.  The Executive represents and warrants that: (a) he has not filed or initiated any legal, equitable, administrative, or other proceeding(s) against any of the Released Parties; (b) no such proceeding(s) have been initiated against any of the Released Parties on his behalf; (c) he is the sole owner of the actual or alleged claims, demands, rights, causes of action, and other matters that are released in this Supplemental Release Agreement; (d) the same have not been transferred or assigned or caused to be transferred or assigned to any other person, firm, corporation or other legal entity; and (e) he has the full right and power to grant, execute, and deliver the releases, undertakings, and agreements contained in this Supplemental Release Agreement.  Without limiting or otherwise affecting any provision of this Supplemental Release Agreement, the Executive further represents and warrants that he has not had, and currently does not have, any federal, state or local discrimination, workers’ compensation, or other claims of any kind against any of the Released Parties.

3.                                       Non-Admission.  Nothing in this Supplemental Release Agreement is intended to or will be construed as an admission by the Company or any of the other Released Parties that any of them violated any law, interfered with any right, breached any obligation or otherwise engaged in any improper or illegal conduct with respect to the Executive or otherwise.  Each of the Released Parties expressly denies any such illegal or wrongful conduct.

4.                                       Age Discrimination Act Acknowledgments.  The Executive acknowledges that: (a) he has read and understands the terms and effect of this Supplemental Release Agreement, and that this is the full, complete, and final release of all claims (as specified in Section 1 above) against the Released Parties through the date of his execution of this Supplemental Release Agreement; (b) he releases and waives claims under this Supplemental Release Agreement including those under the federal Age Discrimination in Employment Act, knowingly and voluntarily, in exchange for consideration in addition to anything of value to which he already is entitled; (c) he hereby is and has been advised that he should have his attorney review this Supplemental Release Agreement before signing it; (d) he has had twenty-one (21) calendar days in which to consider whether to execute this Supplemental Release Agreement; and (e) within seven (7) calendar days from the date on which the Executive signs this Supplemental Release Agreement, he may, at the his sole option, revoke the Supplemental Release Agreement upon written notice to the Company’s General Counsel, Smurfit-Stone Container Corporation, Six CityPlace Drive, Creve Coeur, Missouri 63141.  This Supplemental Release Agreement will not become effective until this seven-day revocation period has expired without any revocation by the Executive; and if the Executive revokes this Supplemental Release Agreement, it shall be null and void.

5.                                       Entire Agreement, Amendment, and Non-Waiver.  Except as otherwise provided in Sections 2, 4 and 11 of the Release Agreement, this Supplemental Release Agreement and the Release Agreement embody the entire agreement and understanding of the parties hereto with regard to the matters described herein and supersedes any and all prior and/or contemporaneous agreements and understandings, oral or written, between said parties regarding such matters.  This Supplemental Release Agreement may be modified only in a written agreement signed by both the Executive and the Company’s authorized representative.  Any party’s failure to enforce this Supplemental Release Agreement in the event of one or more events which violate this Supplemental Release Agreement shall not constitute a waiver of any right to enforce this Supplemental Release Agreement against subsequent violations.

6.                                       Forum Selection, Headings and Governing Law.  The parties hereby irrevocably consent to, and agree not to object or assert any defense or challenge to, the jurisdiction and venue of the state and federal courts sitting in Chicago, Illinois, and agree that any claim under this Supplemental Release Agreement may be brought in any such court.  In any action or proceeding to enforce this Agreement, the non-prevailing party shall pay for any and all costs and expenses (including without limitation attorneys’ fees) of the prevailing party.  The Section headings in this Supplemental Release Agreement are for convenience of reference only and are not to be considered in the construction or interpretation of the provisions of this Supplemental Release Agreement. This Supplemental Release Agreement will be construed and interpreted in accordance with the internal laws of the State of Illinois, without regard to its conflict of laws rules.  In the event of a conflict between this Supplemental Release Agreement and a surviving provision of the Employment Agreement, the terms of the Employment Agreement shall prevail.  In the event of a conflict between this Supplemental Release Agreement and the Release Agreement, the terms of the Release Agreement shall prevail.  In the event of a conflict between this Supplemental Release Agreement and the Retirement Agreement, the Retirement Agreement shall prevail. In the event of a conflict between this Supplemental Release Agreement and an Emergence Equity Grant Agreement, such Emergence Equity Grant Agreement shall prevail.

7.                                       Counterparts.  This Supplemental Release Agreement may be executed in counterparts, each of which taken together will constitute one and the same instrument.

THE PARTIES STATE THAT THEY HAVE READ THE FOREGOING, THAT THEY UNDERSTAND EACH OF ITS TERMS, AND THAT THEY INTEND TO BE BOUND THERETO.

STEVEN J. KLINGER	SMURFIT-STONE CONTAINER
CORPORATION

By:

Date:	Title:

Date:

EXHIBIT B

SUMMARY OF PAYMENTS AND BENEFITS TO BE PAID

OR PROVIDED TO THE EXECUTIVE IN CONNECTION

WITH HIS SEPARATION FROM HIS EMPLOYMENT(1)

a)              Payment for any accrued but unpaid Base Salary as of the Separation Date;

b)             Payment for any accrued but unused vacation time as of the Separation Date, as determined in accordance with the Company’s policies in effect as of the Separation Date;

c)              Payment for any unreimbursed expenses existing as of the Separation Date, pursuant to Section 3(e) of the Employment Agreement;

d)             Payment of the amount that the Executive would have earned under the Company’s 2010 MIP based upon the Executive having been employed by the Company for the entire 2010 MIP plan year, subject to a $30,000 reduction in accordance with the terms and conditions of Section 3(b) of the Employment Agreement;

e)              $5,000,000 in a lump sum in accordance with the terms and conditions of Section 7(c)(ii) of the Employment Agreement;

f)                Continued benefit coverage under the Company’s health, dental, and vision plans for the two-year period following the Separation Date (unless the Executive becomes eligible for other coverage as described in Section 7(c)(iv) of the Employment Agreement);

g)             Outplacement services with a value not to exceed $50,000 in accordance with the terms and conditions of Section 7(c)(vi) of the Employment Agreement;

h)             Accelerated vesting with respect to 247,826 of the shares of the Company’s common stock subject to the Executive’s emergence equity Stock Option Award Agreement dated June 30, 2010;

i)                 Accelerated vesting with respect to 78,261 of the shares of the Company’s common stock subject to the Executive’s emergence equity Restricted Stock Unit Award Agreement dated June 30, 2010;

j)                 Two years of continued credit under the Executive’s Retirement Agreement, in accordance with the terms and conditions of Section 7(c)(vii) of the Employment

(1) Such payments and benefits will be payable and/or provided at such times as set forth in, and otherwise subject to and in accordance with, the terms and conditions of the Release Agreement, the Employment Agreement, the applicable Emergence Equity Grant Agreement, the Retirement Agreement and/or the 2010 MIP (each as applicable).

B-1

Agreement, that will provide him with a total unfunded retirement benefit payable in five equal installments starting April 1, 2021, with each installment estimated based upon current interest rates to be approximately $353,000 (actual payments shall be determined based upon the interest rate in effect at the payment commencement date); and

k)              Any 280G gross-up payments, to the extent provided for by Section 11 of the Employment Agreement, in accordance with the terms and conditions of Section 11 of the Employment Agreement.

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